                                                  Filed pursuant to Rule 424(B3)
                                                          SEC File No. 333-51419

PROSPECTUS SUPPLEMENT (dated August 23, 1999)
To Prospectus dated May 26, 1998

     The "Selling Holders" section of the Prospectus is amended to read as follows:

                                SELLING HOLDERS

     The Debentures were originally issued by the Company and resold by BT Alex. Brown Incorporated and Morgan Stanley & Co. Incorporated (the "Initial Purchasers"), in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" ("QIBs") as defined in Rule 144A under the Securities Act, in compliance with Rule 144A under the Securities Act. Such persons constitute the "Selling Holders." The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

     The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination at any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures, since the date on which they provided the information regarding their Debentures, in transactions exempt from the registration requirements of the Securities Act.



                                               PRINCIPAL AMOUNT OF              NUMBER OF SHARES
                                          DEBENTURES BENEFICIALLY OWNED         OF COMMON STOCK
         SELLING HOLDER                   AND THAT MAY BE OFFERED HEREBY (1)  BENEFICIALLY OWNED (2)
----------------------------------------  ----------------------------------  -----------------------
Alexandra Global Investment Fund 1, Ltd.              $9,200,000                       ---
Associated Electric & Gas Insurance
 Services Limited                                        600,000                       ---
Baptist Health                                           282,000                       ---
Boston Museum of Fine Art                                141,000                       ---
BS Debt Income Fund C Class A                             40,000                       ---
BT Alex. Brown                                        46,107,000                       ---
CALAMOS Convertible Fund                               7,805,000                       ---
CALAMOS Global Growth and Income Fund                    490,000                       ---
CALAMOS Growth and Income Fund                         1,360,000                       ---
Carrigaholt Capital (Bermuda) L.P.                     4,250,000                       ---
Champion International Corporation
 Master Retirement Trust                               6,685,000                       ---
Class IC Company, Ltd., The                            4,250,000                       ---
Delaware Group Premium Fund, Inc.                        300,000                       ---
Delta Airlines Master Trust                           11,400,000                       ---
Deutsche Bank AG                                      21,250,000                       ---
Dorinco Reinsurance Company                            2,800,000                       ---



                                                   PRINCIPAL AMOUNT OF           NUMBER OF SHARES
                                             DEBENTURES BENEFICIALLY OWNED        OF COMMON STOCK
         SELLING HOLDER                    AND THAT MAY BE OFFERED HEREBY (1)  BENEFICIALLY OWNED (2)
----------------------------------------  ----------------------------------- -----------------------
Dow Chemical Company Employees'
 Retirement Plan                                      11,490,000                       ---
Dunham & Assoc. Fund III                                  53,000                       ---
Dunham & Assoc. Fund II                                   99,000                       ---
Engineers Joint Pension Fund                             518,000                       ---
Fondren Foundation, The                                  470,000                       ---
Genesee County Employees' Retirement
 System                                                1,200,000                       ---
GPZ Trading LLC                                        2,000,000                       ---
Hamilton Global Investors Limited                     29,500,000                       ---
Hamilton Partners Limited                                500,000                       ---
HBK Cayman L.P.                                        1,200,000                       ---
HBK Finance, L.P.                                      3,410,000                       ---
HBK Offshore Fund Ltd.                                 2,800,000                       ---
HBK Securities Ltd.                                    6,530,000                       ---
Highbridge Capital Corporation                        11,000,000                       ---
Kettering Medical Center Funded
 Depreciation Account                                    535,000                       ---
Lehman Brothers Inc.                                   3,400,000                       ---
McMahan Securities Company, L.P.                         200,000                       ---
Nicholas Applegate Income & Growth Fund                4,935,000                       ---
NMS Services, Inc.                                    20,000,000                       ---
Paloma Securities L.L.C.                               8,400,000                       ---
Port Authority of Allegheny County
 Retirement and Disability Allowance                   8,150,000                       ---
 Plan for the Employees Represented by
 Local 85 of the Amalgamated Transit
 Union
R2 Investments, LDC                                    4,850,000                       ---
RJR Nabisco, Inc. Defined Benefit Master
 Trust                                                 5,205,000                       ---
San Diego City Retirement                              1,395,000                       ---
San Diego County Convertibles                          4,273,000                       ---
SBC Warburg Dillon Reed                                  800,000                       ---
Silverton International Fund Limited                   5,200,000                       ---
Smith Barney Inc.                                     10,000,000                       ---
Societe Generale                                      11,000,000                       ---
Southern Farm Bureau Life Insurance
 Company                                               4,000,000                       ---
SPT                                                    4,300,000                       ---
Teachers Insurance and Annuity
 Association of America                               13,400,000                       ---
TQA Leverage Fund, L.P.                                1,000,000                       ---
TQA Vantage Fund, Ltd.                                 2,000,000                       ---
TQA Vantage Plus Ltd.                                  1,000,000                       ---
UBS Asset Management (New York)                        6,000,000                       ---
Unifi, Inc. Profit Sharing Plan and Trust              1,080,000                       ---
Univar Corporation                                     2,150,000                       ---
Wake Forest University                                 1,104,000                       ---

____________________
(1) The amounts indicated are based on information provided to the Company by certain of the Selling Holders and may not reflect subsequent trading by the Selling Holders after such information was provided to the Company. As a result, the amount indicated may not total to the aggregate principal amount of the Debentures.
(2) Does not include shares of Common Stock issuable upon conversion of Debentures.